EXHIBIT 12-1

                       ARVIN INDUSTRIES, INC.
          Computation of Ratio of Earnings to Fixed Charges
                    (in thousands, except ratios)

                                                           Fiscal Year Ended

                                       Dec. 31,    Dec. 30,    Dec. 29,    Jan. 3,      Jan. 2,
                                         1989        1990        1991        1993         1994
                                       --------    --------    --------    --------     --------

       Earnings before income taxes    $ 34,358   $ 56,970    $ 38,835    $  66,482    $  40,341

               Adjustments:
               Earnings of less-
               than-fifty-percent-
               owned affiliates          (2,999)    (4,547)     (5,408)      (8,282)      (7,986)

               Losses of less-than-
               fifty-percent-owned
               affiliates                 1,469        288         339          433        3,771
               Dividends of less-
               than-fifty-percent-
               owned affiliates             974      1,139       2,018          324           72

               Minority interest in
               the income/(loss) of
               majority-owned
               subsidiaries that          1,659        658         431         (539)         675
               have fixed charges       --------   --------    --------     --------     --------

               Adjusted Earnings       $ 35,461   $ 54,508    $ 36,215    $  58,418    $  36,873
               Before Income Taxes     ========   ========    =========   =========    =========
       Fixed Charges

               Interest expense          42,231     45,154      44,334       40,823       38,525
               Portion of rents
               representative of          5,200      5,853       5,349        5,399        4,625
               Interest Factor          --------   --------    --------     --------     --------

               Total Fixed Charges     $ 47,431   $ 51,007    $ 49,683    $  46,222    $  43,150

       Preferred Dividends               15,093     16,728      15,431       12,712            0
                                        --------   --------    --------     --------     --------
               Total Fixed Charges
               and Preferred           $ 62,524   $ 67,735    $ 65,114    $  58,934    $  43,150
               Dividends               ========   ========    ========    ========     ========

       Earnings Before Income Taxes    $ 82,892   $105,515    $ 85,898    $ 104,640    $  80,023
       and Fixed Charges               ========   ========    ========    ========     ========
       Ratio of Earnings to Fixed          1.75       2.07        1.73         2.26         1.85
       Charges                         ========   ========    ========    ========     ========





       Ratio of Earnings to Combined
       fixed charges and Preferred         1.33       1.56        1.32         1.78         1.85
       Dividends                       ========   ========    ========    ========     ========